PROSPECTUS SUPPLEMENT                   FILED PURSUANT TO RULE 424(B)(3) and (C)
TO PROSPECTUS DATED OCTOBER 26, 1998                  REGISTRATION NO. 333-65091

                                AMAZON.COM, INC.

                        2,662,125 SHARES OF COMMON STOCK

     This Prospectus Supplement relates to the sale of up to 2,662,125 shares (the "Shares") of common stock, $0.01 par value per share (the "Common Stock"), of Amazon.com, Inc. (the "Company"). The Shares may be offered by certain stockholders of the Company (the "Selling Stockholders") or by their pledgees, donees, distributees or other successors-in-interest, from time to time in transactions (which may include block transactions) in the over-the-counter market through the Nasdaq National Market, or on one or more other securities markets and exchanges, in privately negotiated transactions, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. See "Selling Stockholders" and "Plan of Distribution" in the Prospectus dated October 26, 1998 (the "Prospectus").

     This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with the Prospectus Supplement. All capitalized terms used but not defined in this Prospectus Supplement shall have the meanings given them in the Prospectus.

     The information in the table appearing under the heading "Selling Stockholders" in the Prospectus is superseded in part by the information appearing in the table below:

                                            SHARES BENEFICIALLY OWNED
                                                PRIOR TO OFFERING
                                            --------------------------
                                                        PERCENTAGE OF      SHARES           SHARES
                                                         COMMON STOCK     THAT MAY    BENEFICIALLY OWNED
                   NAME                      AMOUNT      OUTSTANDING      BE SOLD     AFTER OFFERING(1)
                   ----                     --------    --------------    --------    ------------------
PLANETALL MERGER
Lycos, Inc................................   10,738           *            10,738             0
Merrill Lynch International(2)............   96,639           *            96,639             0

---------------

 * Less than 1%.

(1) Assumes the sale of all Shares offered by each of the Selling Stockholders.

(2) Represents Shares acquired from a Selling Stockholder in a private transaction on or about October 30, 1998.

                            ------------------------

     THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

           The date of this Prospectus Supplement is November 4, 1998